Exhibit 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Second Quarter 2023 Financial Results and Provides Corporate Update

Abstracts for HPN217 and HPN328 accepted for presentations at the International Myeloma Society (IMS) Annual Meeting and the European Society for Medical Oncology (ESMO) in the fall

Enrollment for HPN328 (DLL3) ongoing; Phase 2 dose selection expected by year end

Completed planned enrollment for HPN217 Phase 1 trial in relapsed/refractory multiple myeloma patients; data presentation and selection of Phase 2 dose expected by year end

SOUTH SAN FRANCISCO, Calif., August 9, 2023 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immuno-oncology company developing novel T cell engagers, today reported financial results for the second quarter ended June 30, 2023 and provided a corporate update.

“Following successful completion of the planned Phase 1 enrollment in the HPN217 trial, we are eager to reach additional important milestones in 2023,” said Julie Eastland, President and CEO of Harpoon Therapeutics. “We are on track to present data from our two TriTAC clinical programs later this year at leading medical conferences and select the Phase 2 monotherapy regimens for both HPN217 and HPN328. Harpoon’s financial resources are expected to fund current operations into the second half of 2024 and we remain focused on advancing our key programs.”

Corporate Update / Recent Highlights and Upcoming Milestones

Tri-specific T cell Activating Construct (TriTAC®) Platform

HPN217 (BCMA) Phase 1 trial for relapsed, refractory multiple myeloma

•	Completed planned patient enrollment in the Phase 1 trial in June 2023 with 97 patients.

•	Recommended Phase 2 regimen(s) expected to be identified by the end of 2023.

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An abstract detailing the 12mg cohort from the Phase 1 trial has been accepted for poster presentation at the 30th International Myeloma Society (IMS) Annual Meeting, being held September 27-30, 2023 in Athens.

•	Presentation of full Phase 1 data set, including 24mg cohorts, expected by the end of 2023.

•	Harpoon expects to deliver the Phase 1 data package to AbbVie by the end of 2023.

HPN328 (DLL3) Phase 1/2 trial in small cell lung cancer (SCLC) and other neuroendocrine cancers

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Phase 1/2 dose and schedule optimization ongoing with monotherapy cohorts enrolling at 12mg and 24mg target doses. Early observations in the monotherapy cohorts included encouraging signs of anti-tumor activity, with two confirmed partial responses per RECIST in patients with SCLC and in patients with other neuroendocrine tumor types.

•	Abstract with interim data accepted for poster presentation at the European Society for Medical Oncology (ESMO) being held October 20-24, 2023 in Madrid.

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Enrollment in combination therapy of HPN328 with atezolizumab (Tecentriq®) in patients with SCLC, as part of the Phase 1/2 dose escalation trial, is anticipated to initiate in the third quarter of 2023.

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Completion of the Phase 1 monotherapy regimen exploration is expected in the second half of 2023, including the identification of the recommended Phase 2 regimen(s) in the monotherapy setting by the end of 2023.

ProTriTAC™

HPN601 (EpCAM)

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HPN601 is the first conditionally active T cell engager based on the ProTriTAC™ platform. EpCAM is expressed in a broad range of solid tumors, potentially enabling HPN601 to address multiple indications with high unmet medical need.

TriTAC-XR®

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The proprietary TriTAC-XR extended-release T cell engager platform is designed to minimize on-target CRS, a characteristic of many T cell engagers that can lead to dose limiting toxicities and can reduce the efficacy of these potent anti-tumor drugs.

Corporate Update

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Haibo Wang joined Harpoon in August 2023 as Senior Vice President of Business Development, with 15 years of biopharma business development, finance, and M&A transaction experience, including a focus in both BCMA and DLL3 targeted bi-specific T cell engagers. He most recently served as Vice President of Business Development at Hummingbird Bioscience. Prior to Hummingbird, Mr. Wang was Director of Business Development at Amgen, where he played a major role in the Teneobio and Five Prime Therapeutics acquisitions, the oncology collaboration with BeiGene, and many clinical collaborations to advance Amgen’s oncology pipeline.

Second Quarter 2023 Financial Results

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Harpoon ended the second quarter of 2023 with $45.6 million in cash, cash equivalents, short-term marketable securities, compared to $53.1 million as of December 31, 2022. Current cash, cash equivalents, short-term marketable securities are expected to fund planned operations into the second half of 2024.

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Revenue for the second quarter ended June 30, 2023 was $20.2 million, compared to $8.3 million for the second quarter ended June 30, 2022. For the six months ended June 30, 2023, revenue was $28.8 million compared to $14.2 million for the six months ended June 30, 2022. The increase for both periods was primarily due to an increase in revenue recognized related to Harpoon’s Development Option Agreement with AbbVie and the remaining deferred revenue recognized under the AbbVie Restated Research and Discovery Collaboration Agreement, due to the delivery of the remaining targets in the second quarter of 2023 that fulfilled the performance obligation.

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Research and development (R&D) expense for the second quarter ended June 30, 2023 was $12.2 million, compared to $20.7 million for the second quarter ended June 30, 2022. For the six months ended June 30, 2023, R&D expense was $27.4 million compared to $41.5 million for the six months ended June 30, 2022. The decrease for both periods was primarily due to a decrease in personnel and research activities associated with the corporate restructuring and winddown of HPN424 and HPN536 studies.

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General and administrative (G&A) expense for the second quarter ended June 30, 2023 was $3.8 million, compared to $5.1 million for the second quarter ended June 30, 2022. For the six months ended June 30, 2023, G&A expense was $8.0 million compared to $10.5 million for the six months ended June 30, 2022. The decrease for both periods was primarily due to lower personnel-related expenses, primarily attributable to a decrease in stock-based compensation and a decrease in other professional services.

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Impairment of long-lived assets charge for the three and six months ended June 30, 2023 was $1.7 million, compared to zero for the three and six months ended June 30, 2022. The charge is due to subleasing all office and lab space at the Cove facility as part of Harpoon’s previously announced restructuring plan which required reducing the carrying values of long-lived assets to their fair values.

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Net income attributable to common stockholders for the second quarter ended June 30, 2023 was $1.1 million compared to a net loss attributable to common stockholders of $17.4 million for the second quarter ended June 30, 2022. Net loss attributable to common stockholders for the six months ended June 30, 2023 was $10.3 million compared to $37.7 million for the six months ended June 30, 2022.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immuno-oncology company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “can,” “expect,” “plan,” “potential,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the expected progress, results, and plans pertaining to Harpoon Therapeutics’ clinical trials, including timing, scope, design and interim results of clinical trials and the safety and tolerability profile of product candidates, the association of interim clinical data and preclinical results with potential treatment outcomes, achievement of future milestones, cash sufficiency forecasts, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources, including that Harpoon Therapeutics may not achieve the expected benefits of its restructuring or may incur unexpected additional expenses in connection with such restructuring. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended June 30, 2023, and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Investors and media:

ICR Westwicke

Robert H. Uhl

619-228-5886

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Collaboration and license revenue	$20,221	$8,303	$28,804	$14,209

Total revenue	20,221	8,303	28,804	14,209
Operating expenses
Research and development	12,196	20,651	27,359	41,469
General and administrative	3,803	5,063	7,988	10,464
Impairment of long-lived assets	1,729	—	1,729	—

Total operating expenses	17,728	25,714	37,076	51,933

Income (loss) from operations	2,493	(17,411)	(8,272)	(37,724)
Interest income, net	615	104	1,040	144
Interest expense	(1,560)	—	(1,698)	—
Other expense, net	(488)	(44)	(1,347)	(92)

Net income (loss) attributable to common stockholders	1,061	(17,351)	(10,277)	(37,672)
Other comprehensive income (loss):
Net unrealized gain (loss) on marketable securities	5	32	8	(9)

Comprehensive income (loss)	$1,066	$(17,319)	$(10,269)	$(37,681)

Net income (loss) attributable to common stockholders per share, basic	$0.03	$(0.53)	$(0.28)	$(1.14)

Net income (loss) attributable to common stockholders per share, diluted	$0.03	$(0.53)	$(0.28)	$(1.14)

Weighted-average shares used in computing net income (loss) per share, basic	37,671,883	33,036,873	37,321,992	32,958,711

Weighted-average shares used in computing net income (loss) per share, diluted	37,972,990	33,036,873	37,321,992	32,958,711

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2023	December 31, 2022

	(in thousands)
Cash, cash equivalents and short-term marketable securities	$45,555	$53,112
Total assets	$63,199	$73,729
Total liabilities	$60,201	$68,330
Total stockholders’ equity	$2,998	$5,399